Exhibit 99.1

Media Contact	IR Contact
Michael Boss	Marlys Johnson
MPC Corporation	MPC Corporation
Phone (208) 893-1057	Phone (605) 232-7456
mjboss@mpccorp.com	marlys.johnson@mpccorp.com

MPC CORPORATION RECEIVES AMEX NOTICE LETTER ACCEPTING ITS PLAN OF COMPLIANCE

NAMPA, ID – JULY 3, 2008 – MPC Corporation (AMEX: MPZ) today announced that it has received a letter from the American Stock Exchange (AMEX) accepting its plan for regaining compliance with the Exchange’s continued listing standards. The AMEX has granted MPC Corporation an extension until November 9, 2009, to regain compliance with its continued listing standards.

Previously, the AMEX had notified MPC Corporation that it is out of compliance with Section 1003 (a)(i) of the AMEX Company Guide, in that it has stockholders’ equity of less than $2 million and sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years.

MPC Corporation will be subject to periodic review by the AMEX staff during the extension period. Failure to make progress consistent with the plan or regain compliance with the continued listing standards by the end of the extension period could result in MPC Corporation being delisted from the American Stock Exchange.

More information concerning the AMEX letter can be found in the Form 8-K filed by MPC on July 3, 2008.

MPC Corporation Receives Amex Notice Letter Accepting Its Plan of Compliance

July 3, 2008

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About MPC Corporation

MPC Corporation (AMEX: MPZ), a major U.S. PC vendor since 1991, provides enterprise IT hardware solutions to mid-size businesses, government agencies and education organizations.

With its October 2007 acquisition of Gateway’s Professional business, MPC Corporation became the only top-10 U.S. PC vendor focused exclusively on the $43 billion Professional PC market. For more information, visit MPC online at www.mpccorp.com.

Cautionary Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of MPC Corporation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Other factors that could materially affect such forward-looking statements can be found in MPC Corporation's filings with the Securities and Exchange Commission, including risk factors, at http://www.sec.gov. Investors, potential investors and other readers are urged to consider these risk factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on forward-looking statements. There is no assurance that MPC Corporation will make progress consistent with the plan accepted by Amex, or that MPC Corporation will be able to regain compliance and retain its listing. The forward-looking statements made herein are only made as of the date of this press release and MPC Corporation undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.